Exhibit 10.2

Directors’ Compensation Summary Sheet

Upon the recommendation of the Compensation and Stock Option Committee of the Board of Directors (“Board”) of Panera Bread Company (the “Company”), consistent with past practice, in March of each year, the Board of Directors approves the compensation to each director who is not an employee of the Company (“Non-Employee Director”) in respect of his service on the Board. At the same time, the Board also approves the compensation to George E. Kane, as Director Emeritus, on the same terms and conditions as paid to directors of the Company. The following summarizes the compensation for Non-Employee Directors.

      (1) a quarterly fee of $3,500; and

      (2) reimbursement of out-of-pocket expenses for attendance at each Board of Directors or committee meeting.

In addition, at the same time, upon recommendation of the Compensation and Stock Option Committee, the Board of Directors approves the following stock option grants to each Non-Employee Director who is not a principal stockholder:

      (1) an option to purchase 10,000 shares of the Company’s Class A Common Stock when first elected; and

      (2) an option to purchase an additional 10,000 shares of Class A Common Stock for each independent director in office at the end of the fiscal year.

All such options are awarded pursuant to the Company’s 2001 Employee, Director and Consultant Stock Option Plan and have a per share exercise price equal to the closing price of the Class A Common Stock on the grant date. The options are fully vested when granted and are exercisable for a period of six years, subject to earlier termination following termination of service as a director.